UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 16, 2014

VALMIE RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-180424	45-3124748
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

999 18th Street, Suite 3000

Denver, CO 80202

(Address of principal executive offices)

(720) 946-6390
(Registrant’s telephone number, including area code)

89 Ferrand Drive

Toronto, Ontario, Canada M3C 3Z2
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.01 Changes in Control of Registrant

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 16, 2014, Fen Holdings & Investments Limited (“Fen”), a company incorporated in the British Virgin Islands, acquired an aggregate of 237,360,000 shares, or approximately 80.1% of the issued and outstanding common stock (the “Shares”) of Valmie Resources, Inc. (the “Company”), from Khurram Shroff, the Company’s former sole officer and director, for the aggregate purchase price of $150,011.52. The acquisition of the Shares by Fen was governed by the terms of a stock purchase agreement between Fen and Mr. Shroff dated April 8, 2014 (the “Stock Purchase Agreement”). Fen paid the purchase price for the Shares in cash from company funds.

There are no arrangements known to the Company the operation of which may, at a subsequent date, result in a change in control.

There are no arrangements or understandings among Fen and Mr. Shroff, or their respective associates, with respect to the election of the Company’s directors or other matters, except that at the closing of the Stock Purchase Agreement the Company increased the number of directors on its Board of Directors to two and appointed Timothy Franklin to fill the resulting vacancy until his successor is duly elected and qualified or until his earlier resignation, removal from office or death. Promptly thereafter, Mr. Shroff resigned as a director of the Company and, as a result, Mr. Franklin is currently its sole director.

Also at the closing of the Stock Purchase Agreement, Mr. Shroff resigned from all of his officer positions with the Company and Mr. Franklin was appointed as the Company’s President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer, to serve as such until his successors are duly elected and qualified or until his earlier resignation, removal from office or death.

Mr. Franklin, age 58, has an extensive sales and marketing background, 40 years of experience in the music industry producing records and promoting concerts worldwide, and more than 12 years of experience in the import/export industry. Since 2002, he has sourced products and commodities for import into the United States, managed a number of fulfillment, packaging and shipping operations, and consulted with various multinational companies to develop national and regional marketing and distribution strategies. From 2008 to 2013, Mr. Franklin acted as a sales and marketing director for Tavistock Restaurants, LLC, a privately-held company that operates more than 100 upscale and casual restaurants in locations across the United States and a number of international resort properties. In that capacity, he was responsible for managing group sales, convention planning and entertainment in Florida and the Caribbean.

Prior to 2008, Mr. Franklin provided marketing and event management services to a AAA Four Diamond Award-winning supper club in Florida. He currently serves on the Board of Directors of Kids Beating Cancer, a global charitable organization that raises funds for pediatric cancer patients.

Mr. Franklin’s marketing qualifications and multiple-industry experience and skills led to the conclusion that he should serve as a director of the Company.

There are no family relationships between Mr. Franklin and Mr. Shroff, the Company’s former sole officer and director. The Company has not entered into any material plan, contract or arrangement with Mr. Franklin relating to his services as an officer or director.

During the past five years none of the Company’s officers or directors has been a director of any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

There have been no other transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions in which the Company is, or plans to be, a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of its total assets for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2014	VALMIE RESOURCES, INC.

	By:	/s/ Timothy Franklin
Timothy Franklin
President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director